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EXHIBIT 21.1 List of subsidiaries









        Name of subsidiary           Jurisdiction
        ------------------           ------------
Empire Resources Pacific Ltd.        Delaware
I.T.I. Innovative Technology, Ltd.   Israel
CompuPrint Ltd.                      Israel
6900 Quad Avenue LLC                 Delaware
Empire Resources Extrusions LLC      Delaware